Senesco Announces Letter of Intent to Merge with Fabrus

Phil Frost, Investor in Senesco and Fabrus, comments on Merger Plans

Bridgewater, NJ – (December 30, 2013) – Senesco Technologies, Inc. (“Senesco” or the “Company”) (OTCQB: SNTI), today announced that it has agreed to terms and executed a non-binding Letter of Intent to merge with Fabrus, Inc (“Fabrus”), a privately-held, biotechnology company focused on expanding the clinical impact of antibodies by addressing drug targets resistant to traditional antibody discovery methods.  Fabrus is committed to developing highly innovative treatments to impact multiple diseases. Its research and technology is published in the highly respected scientific journals Nature Biotechnology and Cell.

“We are excited by the opportunity to expand our R&D portfolio with high quality technology and look forward to potentially advancing a series of monoclonal antibody-based therapeutic candidates that will address multiple diseases,” stated Leslie J. Browne, Ph.D., President and CEO of Senesco. "Fabrus antibodies could complement our eIF5A gene regulatory platform, which has been shown to kill cancer cells, by directing nanoparticle-based therapeutics to the cells of interest."

“We are extremely impressed by potential advantages of Fabrus’ high throughput antibody screening and humanized cow antibodies,” stated Harlan Waksal, M.D., Chairman of Senesco. “This merger is a great fit for both companies.”

Fabrus has two collaborations in place with large pharma and biotech companies to discover antibodies to their targets, and has an internal pipeline that includes next generation antibodies targeting renal cell carcinoma and inflammation. The company’s technology has been successful in generating antibodies against very difficult, therapeutically important cell surface receptors and ion channels.

“We believe this merger will significantly help speed Fabrus’ trajectory as we continue our proprietary antibody discovery activities,” commented Dr. Vaughn Smider, the Founder and President of Fabrus and faculty member at The Scripps Research Institute in La Jolla, CA. “The early backing of Pfizer, Opko Health, Inc. (NYSE: OPK), and Dr. Phillip Frost, through a 2010 strategic investment into Fabrus by Opko alongside Frost Gamma Investments Trust, has been instrumental in Fabrus’ development to this point. We are enthusiastic about the enhanced growth opportunities that this merger with Senesco represents, especially the development of advanced nanoparticle drugs that can be targeted with our antibody and nanocage systems.”

"We are impressed by Dr. Smider and his strategy to build a cutting edge technology company developing important drugs,” said Dr. Phillip Frost, Chairman and CEO of Opko Health, Inc. and the Chairman of the Board of Teva Pharmaceuticals (NASDAQ: TEVA). “Frost Gamma Investments Trust recently made an investment in Senesco Technologies, as well, based on Senesco’s strong technology and preliminary positive clinical data. I believe the combined company brings significant value for Fabrus and Senesco shareholders.”

Under the terms of the merger agreement, the present shareholders of Senesco and Fabrus will each receive approximately 50% of the combined companies. Fabrus will merge with a wholly-owned subsidiary of Senesco, and Senesco shareholders will be entitled to hold their existing securities. A non-binding letter of intent has been signed. The parties expect to sign a definitive agreement in early 2014, and close at the same time or shortly thereafter. Additional details of the transaction will be disclosed once an agreement is executed.

About Senesco Technologies, Inc.

Senesco Technologies is a clinical-stage biotech company specializing in cancer therapeutics. Its proprietary gene regulation technology has demonstrated the ability to kill cancer cells and protect healthy cells from premature death in disease models. The Company is currently in a Phase 1b/2a trial with a product candidate that is designed to treat B-cell cancers, which include multiple myeloma, chronic lymphocytic leukemia, and non-Hodgkin’s B-cell lymphomas. Trial sites include Mayo Clinic and the Fred Hutchinson Cancer Research Center in Seattle. The technology was developed over the last 15 years through the discovery that the genetic pathway for cell growth control is common to both plants and humans. For more information, please visit Senesco.com or connect with us on Facebook, Twitter, LinkedIn and Google+.

About Fabrus Inc.

Fabrus was the first occupant in 2007 of Pfizer Inc.’s (NYSE: PFE) science incubator in La Jolla, CA and has developed an advanced platform for therapeutic antibody discovery and development. Its discovery system allows high-throughput biologic lead identification directly on the cell surface, enabling drug discovery against difficult transmembrane targets. The company has also developed unique scaffolds for biologic therapeutics including ultralong CDR3 antibodies and the chimerasome nanocage. Investors include Pfizer and Opko Health (NYSE: OPK) and advisors include Locust Walk Partners. For more information, please visit Fabrus.net or connect with us on LinkedIn.

Forward-Looking Statements

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements expressed or implied herein as a result of a variety of factors, including, but not limited to: the Company’s ability to continue as a going concern; the Company’s ability to recruit patients for its clinical trial; the ability of the Company to consummate additional financings; the development of the Company’s gene technology; the approval of the Company’s patent applications; the current uncertainty in the patent landscape surrounding small inhibitory RNA and the Company’s ability to successfully defend its intellectual property or obtain the necessary licenses at a cost acceptable to the Company, if at all; the successful implementation of the Company’s research and development programs and collaborations; the success of the Company's license agreements; the acceptance by the market of the Company’s products; the timing and success of the Company’s preliminary studies, preclinical research and clinical trials; competition and the timing of projects and trends in future operating performance, the quotation of the Company’s common stock on an over-the-counter securities market, as well as other factors expressed from time to time in the Company’s periodic filings with the Securities and Exchange Commission (the "SEC"). As a result, this press release should be read in conjunction with the Company’s periodic filings with the SEC. The forward-looking statements contained herein are made only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contact:

Dave Gentry

RedChip Companies, Inc.
Tel: 1-800-RED-CHIP (733-2447), ext. 104

Email: info@redchip.com

Joel Brooks	Heather Branham
Chief Financial Officer	908-393-9393
info@senesco.com